Exhibit 10.5

DORMAN PRODUCTS, INC.

RESTRICTED STOCK UNIT AWARD

This is a Restricted Stock Unit Award (this “Award”) dated [                    ] (the “Grant Date”) from Dorman Products, Inc. (the “Company”) to [                    ] (the “Grantee”).

1. Grant of Restricted Stock Units. Effective as of the Grant Date, pursuant to the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan (the “Plan”), the Company hereby grants to the Grantee [            ] Restricted Stock Units (the “RSUs), subject to the restrictions and on the terms and conditions set forth in this Award and the Plan.

2. Dividend Equivalents.

(a) The RSUs are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account with respect to each outstanding and unvested RSU (the “Dividend Equivalent Amount”) on the record date of such dividend.

(b) The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but only upon the applicable vesting date(s) of the underlying RSUs as determined in accordance with Section 3 below, and will be cancelled and forfeited if the underlying RSUs are cancelled or forfeited as determined in accordance with Section 3 below.

3. Vesting of RSUs.

(a) The RSUs shall vest as follows:

Vesting Date:	Percent of Award Vested:

As of each Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to such RSUs.

(b) In addition, upon a Change in Control, 100% of the unvested portion of the RSUs shall vest.

(c) In addition, upon the Grantee’s termination of employment for any of the following reasons, the unvested portion of the RSUs shall vest as indicated:

(i) 100% as of the date of Grantee’s death; or

(ii) 100% as of the date of Grantee’s termination of employment due to Disability.

Except as provided above, upon the termination of employment of the Grantee, any unvested RSUs will immediately and automatically, without any action on the part of the Company, be forfeited and cancelled.

4. Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to RSUs as it deems necessary or advisable to comply with the then-existing requirements of the 1993 or the 1934 Act, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and to ensure that Shares are issued and resold in compliance with the 1933 Act.

5. Delivery of Shares. The Company shall notify the Grantee that a Vesting Date with respect to RSUs has occurred. Within thirty (30) business days of a Vesting Date, the Company shall, without payment from the Grantee, satisfy its obligations to (a) pay the Dividend Equivalent Amount (if any) and (b) deliver Shares issuable under the Plan by delivery of a physical certificate for Shares issuable under the Plan without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Section 4, provided that the Dividend Equivalent Amount (if any) will not be paid and/or Shares will not be delivered to the Grantee until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such payment of the Dividend Equivalent Amount and/or delivery of such Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from the Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share on the Vesting Date, as determined by the Committee. The Company may, in lieu of issuing such a certificate, arrange for the recording of Grantee’s ownership of the Shares on a book entry recordkeeping system maintained on behalf of the Company.

6. Restriction on Transfer of RSUs. RSUs may not be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution.

7. Award Not to Affect Employment. The Award granted hereunder shall not confer upon Grantee any right to continue in the service as an employee, officer or director of the Company or any subsidiary of the Company.

8. Miscellaneous.

(a) The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records, or such other address as the Grantee may provide to the Company by written notice.

(b) This Award may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

(c) The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

(d) The Grantee hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America, in each case located in Philadelphia, Pennsylvania, for any actions, suits or proceedings arising out of or relating to this Award and the transactions contemplated hereby (“Litigation”) and agrees not to commence any Litigation except in any such court, and further agrees that service of process, summons, notice or document by U.S. registered mail to his respective address shall be effective service of process for any Litigation brought against him in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the Commonwealth of Pennsylvania or of the United States of America, in each case located in Philadelphia, Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

9. Repayment. This Award shall be subject to any repayment or clawback policy of the Company that is currently in effect or that is hereinafter adopted.

10. Incorporation of Plan Terms. This Award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Award by reference. In the event of any conflicts between the provisions of this Award and the terms of the Plan, the terms of the Plan will control. In the event, however, of any conflict between the provisions of this Award or the Plan and the provisions of an employment or change-in-control agreement between the Company and the Grantee, the provisions of the latter shall prevail, to the extent consistent with the Plan. Capitalized terms used but not defined in this Award shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

IN WITNESS WHEREOF, the Company has granted this Award on the day and year first above written.

DORMAN PRODUCTS, INC.

BY:

I hereby acknowledge receipt of a copy of the forgoing Award and the Plan and, having read them hereby, signify my understanding of, and my agreement with, their terms and conditions. I accept this Award in full satisfaction of any previously written or verbal promises made to me by the Company with respect to restricted stock unit grants.

(Name)	(Date)